AMENDMENT TO THE MANAGED PORTFOLIO SERIES CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 29th day of November, 2021, to the Custody Agreement, dated as of April 6, 2011, (the "Agreement"), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, he parties desire to amend the series of the Trust to add the V-Shares US Diversity ETF and to add the corresponding fee schedule to the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series of Managed Portfolio Series:

Exhibit AA is hereby added to the Agreement and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES    U.S. BANK, N.A.

By: /s/ Brian R. Wiedmeyer        By:

Name: Brian R Wiedmeyer    Name:

Title: President    Title:

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